Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

For more information contact:
Edward M. Jamison	702.878.0700
President, Chief Executive Officer and Chairman of the Board

Judith Lindsay	702.821.4114
Vice President, Investor Relations Officer

COMMUNITY BANCORP OF LAS VEGAS, NEVADA COMPLETES MERGER WITH

VALLEY BANCORP

Las Vegas, NV. – October 13, 2006 – Community Bancorp (NASDAQ: CBON), the holding company for Community Bank of Nevada and Cactus Commerce Bank (Arizona), announced today that it has completed its acquisition of Valley Bancorp. The stockholders of Valley Bancorp approved the transaction at a special stockholder meeting held on October 6, 2006. Community Bancorp stockholders approved the transaction at a special stockholder meeting October 9, 2006, and all regulatory approvals have been received.

Community Bancorp President, Chief Executive Officer and Chairman, Edward M. Jamison, commented, “We are very pleased to welcome the employees, customers and stockholders of Valley Bancorp into our company. This merger is consistent with our growth plans as we continue to strengthen our leadership role in community banking in the Southwest.”

“It was apparent that the synergies of these two institutions were similar,” stated Barry L. Hulin, President and Chief Executive Officer of Valley Bancorp. “It has been gratifying to see two quality companies merge.”

Under the terms of the Agreement to Merge and Plan of Reorganization by and between Community Bancorp and Valley Bancorp dated June 28, 2006, Valley Bancorp merged with and into Community Bancorp, with Community Bancorp being the surviving entity in the merger. Immediately thereafter, Valley Bank was merged with and into Community Bank of Nevada.

The total value of the transaction was $137.4 million, including cancellation of options for Valley Bancorp stock. Valley Bancorp shareholders received $46.00 per share of common stock they owned, paid in a consideration mix of 75% Community Bancorp common stock and 25% cash. The exchange ratio was 1.4516 shares of Community common stock per Valley Bancorp common share. Accordingly, Community is paying $32.5 million in cash and issuing 3,078,633 shares of Community Bancorp common stock in exchange for all outstanding Valley Bancorp shares. Cash will be paid in lieu of any fractional shares of Community common stock in an amount based on a price of $31.69 per share of Community common stock.

“Acquiring Valley with its 5 locations, along with its highly experienced and knowledgeable employees, will add additional strength to our Nevada banking franchise”, stated Larry Scott, President and Chief Operating Officer of Community Bank of Nevada. “The combined institution will create opportunities for customers, stockholders and the employees.”

About Community Bancorp

Community Bancorp is a bank holding company headquartered in Las Vegas, NV with $1.0 billion in assets as of June 30, 2006. Through its current 9 full service banking offices, two loan production offices located in Phoenix and San Diego, and the recently acquired Cactus Commerce Bank (Arizona), it provides commercial banking services, including real estate, construction, commercial loans and SBA loans, to small- and medium-sized businesses. For more information about Community Bancorp, visit our website at www.communitybanknv.com

Forward Looking Statements

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, the economic condition of the Las Vegas and Maricopa County markets, net interest margin, the ability to control costs and expenses, interest rate changes and financial policies of the United States government, and general economic conditions. Additional information on theses and other factors that could affect financial results are included in our Securities and Exchange Commission filings.

When used in this release, the words or phrases such as “will likely result in”, “management expects that”, “will continue”, “is anticipated”, “estimate”, “projected”, or similar expressions, are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting Community Bancorp within PSLRA’s safe harbor provisions.